UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2008

Klever Marketing. Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-18730	363688583
(State or other jurisdiction	(Commission File	(IRS Employer
Of incorporation)	Number)	Identification No.)

955 N 400 W, Suite 8, North Salt Lake, UT 84054
(Address of principal executive offices) (Zip Code)

PO Box #329, Bountiful, UT 84011-0329
(Preferred address for secured mail receipt and company correspondence)

(801) 951-8066 (new) and/or former telephone number (801) 263-0404
Registrant’s telephone number, including area code

Item 8 - Other

Klever Marketing, Inc., announces the recent resignation of John L Hastings III as its Interim President and CEO, effective April 14, 2008 due to his other public obligations and commitments. However, at the request of the board, Mr. Hastings has agreed to continue to serve on the board of directors in the short-term to support the company's pending negotiation discussions.

Mr. Hastings joined the company in his interim role in November, 2006 for the purpose of evaluating go-forward business alternatives to either make the company a going concern or alternatively to develop an exit strategy. Through his leadership and effort, the company determined the most advantageous action was to position the company for a reverse merger and/or to monetize its in-store electronic marketing patent portfolio through the sale of assets or through an equity interest sale of the company.

To make the company more attractive to prospective suitors, together with the remainder of Klever Marketing's board and through the concerted efforts of its founder Paul G. Begum, John successfully restructured a majority of the company's debt. From November, 2006 through March 2008, total historical debt fell from $5.8 million to approximately $400,000, exclusive of "current" liabilities. These results led to KMI's current situation of being in discussions with qualified parties interested in acquiring portions or all of the company or its assets, thus allowing it to retire its remaining liabilities and to gain equity in a going concern on behalf of its shareholders. This would also allow the company to create a valuable, "clean public shell" with potential substantive tax loss carry-forward benefits.

Since the company has discontinued day-to-day operations, the Chairman of the Board, William C. Bailey has also assumed the positions of President and CEO in addition to continuing to serve as Chairman, effective on April 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Klever Marketing, Inc.
Date: July 21, 2008

by: /s/ William C. Bailey
William C. Bailey, Chairman